UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☒ Soliciting Material under §240.14a-12

GAYLORD ENTERTAINMENT COMPANY
(Name of Registrant as Specified In Its Charter)

TRT Holdings, Inc. Robert B. Rowling
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

On July 17, 2012, TRT Holdings, Inc. (“TRT”) issued an open letter (the “Open Letter”) to the stockholders of Gaylord Entertainment Company (the “Company”) stating TRT’s belief that the recently announced proposed transaction, pursuant to which (1) the Company would sell management contracts covering its four hotels to a subsidiary of Marriott International, Inc. and (2) the Company would be subsequently merged into and converted to a real estate investment trust, does not appear to be in the best long-term interests of the Company and its stockholders, along with TRT’s reasons for such belief.  The Open Letter also states that TRT intends to vote its shares of the Company’s common stock against such proposed transaction and urges fellow stockholders to do the same.

The full text of the Open Letter is set forth below:

TRT HOLDINGS, INC.

July 17, 2012

To the Stockholders of Gaylord Entertainment Company

Re:        Proposed REIT Conversion by Gaylord Entertainment Company (“Gaylord”)

Dear Fellow Stockholders:

Gaylord has recently announced a proposed transaction (the “Proposed Transaction”) whereby (1) Gaylord would sell to a Marriott subsidiary (“Marriott”) management contracts (as proposed, the “Marriott Agreement”) covering its four Gaylord branded hotels (the “Gaylord Properties”), and (2) Gaylord would then be merged into and converted to a REIT as the surviving entity and the owner of the Gaylord Properties (the new resulting REIT referred to herein as the “REIT Owner”).

As the owner of almost 22% of the outstanding shares of Gaylord common stock and the largest stockholder of Gaylord, we have evaluated the Proposed Transaction and, based on the facts available to us, the Proposed Transaction does not appear to be in the best long-term interests of Gaylord and its stockholders.

As more fully detailed below, it is our view that:

•                                          The Marriott Agreement is biased in favor of Marriott and appears to have been poorly negotiated by Gaylord on behalf of the REIT Owner.  The Marriott Agreement does not fairly balance the rights of the REIT Owner with the rights of Marriott.

•                                          The REIT Owner would be small and burdened by excessive overhead.

•                                          The value and marketability of the Gaylord Properties will be significantly impaired by the Marriott Agreement and its potential 65 year term along with the onerous restrictions on the REIT Owner’s ability to sell the Gaylord Properties or terminate the Marriott Agreement during this lengthy term.

•                                          Rejecting the Proposed Transaction and continuing to operate in the current format, with streamlined operations and a robust growth strategy, is the best alternative for future stockholder value creation and the preservation of options for future value-creating transactions.

A.                                   Management Agreement.  Based on our research and industry experience, the Marriott Agreement is biased against the REIT Owner, particularly when one considers that Gaylord claims to have run a full “request for proposals” or “RFP” process for the management of the large, unique Gaylord Properties.  In particular, we believe that the following provisions of the Marriott Agreement will have a substantial adverse affect on the REIT Owner’s ability to maximize the value of the Gaylord Properties:

1.                                       No Fiduciary Duty of Manager to Owner.  Hotel managers are generally deemed to be agents and fiduciaries of hotel owners, which is extremely important to the rights of a hotel owner and the duties of a hotel manager.  Among other things, when a hotel manager is a fiduciary of the owner, the hotel manager cannot engage in self-dealing at the expense of the owner, and the owner has the power to terminate the hotel manager.  Under the Marriott Agreement, however, Marriott does not agree to be the fiduciary of the REIT Owner.  In addition the agreement is governed by Maryland law, the home state of Marriott, where the legislature passed a law several years ago that provides that hotel managers are not fiduciaries to hotel owners.  This means that Marriott has the right to engage in self-dealing transactions with the Gaylord Properties that profit Marriott at the expense of the REIT Owner.  In addition, if the REIT Owner determines that Marriott is not properly operating the Gaylord Properties, or the REIT Owner needs to sell one of the hotels but Marriott does not consent to the sale, Marriott could take the position that the REIT Owner had no power to terminate the Marriott Agreement.  Marriott might even file a lawsuit to prevent the REIT Owner from changing the management of the hotels, which is what Marriott did in the much publicized case of the Marriott Edition Waikiki Hotel in August of last year.  As the largest stockholder of Gaylord, we do not believe it is wise to turn over management of the Gaylord Properties to a manager that will not agree to put the owner’s interest ahead of the manager’s interest.

2.                                       Potential 65-Year Term.  The initial term of the Marriott Agreement is 35 years, and there are three automatic ten year renewals, with extremely limited rights of the REIT Owner not to renew.  In our view, 65 years with no right of the owner to terminate is excessively long term for a hotel management agreement, and exceeds hotel industry standards.  Most importantly, the lengthy term reduces the rights of the owner to make changes in hotel management that may be necessary to maximize the long term profitability of the Gaylord Properties, or to terminate the manager if it performs poorly or takes too much profit from self-dealing transactions with the hotels.

3.                                       Restrictions on Owner’s Rights to Sell Hotels.  The REIT Owner would have no right to sell any of the Gaylord Properties without Marriott’s consent, and no right to terminate the Marriott Agreement in order to allow a sale of any of the hotels.  In fact, the Marriott Agreement prohibits the sale of any of the Gaylord Properties to any buyer that already owns 10 or more full service hotels without Marriott’s consent — this could substantially reduce the number of potential buyers for the hotels, and as a result, reduce the sale price of the hotels.  By withholding its consent for any potential buyer of the Gaylord Properties, Marriott could force the REIT Owner to retain ownership of the Gaylord Properties for the entire 65-year term.  In the hotel industry, particularly with respect to large hotels, it is common for the hotel owner to negotiate a right to terminate the hotel management agreement upon a sale of the hotel, usually with a reasonable termination fee.  Without this right, it may be impossible for the REIT Owner to sell one or more of the Gaylord Properties, and at the very least it will significantly reduce the market value of the Gaylord Properties, because there will be fewer potential buyers. In addition, it creates additional incentives for Marriott to act in its own self interest rather than the interests of the REIT Owner.

4.                                       Few Restrictions on Manager’s Rights to Assign the Hotel Management Agreement.  Even though the REIT Owner has no ability to transfer its rights and obligations under the Marriott Agreement without Marriott’s consent, Marriott has the right to transfer its rights and obligations to anyone who buys the assets of the single purpose Marriott affiliate. This means that Marriott could sell the single purpose management entity to anyone it chooses, with no right of the REIT Owner to object, even if the new owner of the manager entity would manage only the four Gaylord Properties.  If that happened, the REIT Owner would lose any benefits of being part of a larger hotel system.

5.                                       Restrictions on Owner’s Right to Terminate the Hotel Management Agreement Even Upon a Breach of Agreement by the Manager.  The Marriott Agreement does not allow the REIT Owner to terminate the manager, even if the manager has breached the agreement, unless and until the manager’s breach has resulted in a material adverse effect to the REIT Owner, and a court has issued a final binding order to that effect.  Even if the REIT Owner does obtain such an order, Marriott then would have the right to cure the default - after the order was issued.  The net effect is that it could be extremely difficult, if not impossible, for the REIT Owner to terminate Marriott - even if Marriott flagrantly and repeatedly violates its obligations under the Marriott Agreement.

6.                                       Manager’s Incentives Are to Maximize Profit of the Marriott System as a Whole - not the Gaylord Properties.  The Marriott Agreement is designed to allow Marriott to operate the Gaylord Properties to maximize the profitability of the Marriot system as a whole.  For example, the agreement specifically provides that Marriott can substitute centralized programs for any services now performed at individual hotels that Marriott determines can be provided more efficiently and economically for the Marriott hotel system as a whole on a system basis. This means that if Marriott desires to move the entire marketing functions for the Gaylord Properties to a central location that markets all Marriott hotels, Marriott has the right to do that.  In fact, that is just what Marriott has done with its “Sales Force One” program for its existing Marriott hotels, by moving all hotel marketing to a single location, and incentivizing the marketing department to spread reservations among all Marriott hotels.  The practical effect is that some Marriott hotels have seen a significant reduction in their relative market share, because they no longer have specific marketing staff dedicated to maximizing the bookings at their own hotel.  In addition, without marketing staff on site at a hotel, it is difficult to market the hotel to booking agents for group business, who want to make site visits and discuss their event needs with staff at the hotel. Several Marriott hotel owners have filed lawsuits against Marriott because of the damage caused to their operations by Sales Force One.  In one of these cases, the hotel owner stated that: “That single program has decimated most of the sales efforts undertaken by the hotels themselves. It has ceded responsibility for generating group, meeting, and transient business to employees whose loyalties lie not with individual hotels, but with Marriott itself.”

7.                                       No Right to Information on Hotel Employee Compensation.  The REIT Owner has ceded too much control to Marriott by agreeing that all hotel employee records and compensation information will not be disclosed to the REIT Owner.  Wages and benefits are a significant operating expense with approximately 8,000 employees running the Gaylord Properties — and the REIT Owner does not even have the right to know what those employees are being paid.

8.                                       No Right to Opt Out of or Audit Chain Service Charges.  Under the Marriott Agreement, the REIT Owner is required to accept all chain services provided by Marriott (including programs like Sales Force One), with no limit on the cost of those services, and the REIT Owner has no right to audit Marriott’s chain service charges.  In fact, Marriott even has the right to charge for the development and overhead costs of chain services that Marriott determines are fair, and to allocate these costs among all Marriott hotels in a manner that Marriot determines is fair and consistent, taking into account the level of services provided to each hotel.  Chain service charges typically represent a substantial additional cost to hotel owners, and Marriott has a conflict of interest in determining what a fair cost to allocate is.  The owner receives no information regarding how these costs are determined or allocated, so there is no way for the owner to know if the amount of these chain services charges are reasonable, and no way for the owner to opt out of receiving any chain services.  The REIT Owner is therefore forced to pay the costs of programs that may not benefit the Gaylord Properties, and the REIT Owner has no control of the quantity, quality or the cost of these services.

9.                                       No Right to Audit or Require Competitive Bid for Other Services Provided by Marriott at a Profit to Marriott.  The Marriott Agreement allows Marriott and its affiliates to sell goods and services to the REIT Owner at a profit to Marriott and its affiliates, with no obligation to conduct competitive bidding, and no obligation to share any discounts, rebates or cost sharing with the REIT Owner.  In addition, the owner has no right to audit the profits that the manager and its affiliates receive from the goods and services they sell to the hotels.  This means that Marriott could make substantial profits by selling goods and services to the Gaylord Properties, in addition to the management fees already being paid to Marriott — and the REIT Owner would have no right to object or to require the manager to reduce the charges to the hotels.  The only obligation of Marriott is to issue an annual certification 90 days after the end of each year that the prices charged to the hotels are consistent with commercially competitive terms in the marketplace relevant to the hotels, taking into account a number of subjective standards that are determined by Marriott.  With no right of the owner to audit the profits that are being made by the manager, it is difficult to understand how the owner could protect itself from excessive charges by the manager.

B.                                     REIT Conversion.  We believe that if Gaylord goes forward with the Proposed Transaction and the onerous Marriott Agreement, the resulting small four-hotel REIT will not be in the best long-term interest of the stockholders.  The following sets forth our concerns with the post-transaction REIT Owner:

1.                                       Management Team.  Why should investors have confidence in the existing Gaylord management team that negotiated the flawed, anti-owner Marriot Agreement?  The management team is not experienced in running a REIT, and we are concerned that management overhead will be significantly above market.

2.                                       Lack of Scale and High Overhead.  Prior to the Proposed Transaction, Gaylord’s corporate overhead represented 2.28% of total assets, which would rank it 15th out of 15 public hospitality REITs.  With the overhead savings identified in Gaylord’s own investor presentation, corporate overhead would be 1.70% of total assets, ranking the post-transaction REIT Owner 14th out of 15 against public hospitality REITs.

3.                                       Growth Strategy.  It will be difficult to grow in an accretive manner when competing with other hospitality REITs that have a lower cost of capital.  The post-transaction REIT Owner’s cost of capital will be among the highest when compared to the public hospitality REITs.

4.                                       Lack of Asset and Manager Diversification.  We are concerned that the lack of asset diversification will negatively impact the market value of the REIT Owner.  Furthermore, there are no other hospitality REITs that have all their assets managed by one manager, and under the Marriott Agreement, that manager is virtually impossible to replace.

5.                                       Lack of Manager Alignment of Interest.  Marriott operates other hotels that directly compete with the Gaylord Properties.  Two of Gaylord’s most important assets, its customers and its brand, have the potential to be immediately diluted by Marriott shifting business to its other hotels.  The Marriott Agreement provides no protection and no practical remedy to compensate the REIT Owner should this occur.

6.                                       Inability to Sell the Gaylord Properties.  As noted above, the Marriott Agreement is so restrictive in the REIT Owner’s ability to sell the hotels, that the market value of the Gaylord Properties is severely diminished.

7.                                       Separation of Management of Attractions.  We believe that Gaylord’s attractions are a key to the success of the Nashville hotel, and we are concerned that separation of management of the attractions from the management of the hotels will negatively impact business.

C.                                     The Process and the Alternatives.  It appears that the RFP process that resulted in the Marriott Agreement was flawed and did not yield the optimal outcome for the REIT Owner.  Furthermore, the Proposed Transaction is not the best long term decision for the stockholders and the status quo appears to be a better option.

1.                                       The Process.  We believe that Gaylord and its management may have violated their duties to the stockholders by making defective disclosures concerning the full scope of the RFP Process and how the terms requested by Gaylord in the RFP compare to the actual terms of the Marriott Agreement.  We believe that the RFP Process could have resulted in both more upfront money to Gaylord and significantly more owner-friendly management agreement terms for Gaylord.

2.                                       The Alternatives.  In its investor presentation, Gaylord stated that the Proposed Transaction would result in savings of $33 million to $40 million annually.  We believe this savings can be achieved even without the Proposed Transaction.  The company can go on a diet without having surgery.  We would rather see Gaylord maintain the status quo and implement the savings without permanently impairing the value of the Gaylord Properties by encumbering them with the onerous, long term Marriott Agreement.  There are growth strategies that Gaylord could employ that do not involve building new, large hotels.  The status quo preserves the brand and the Gaylord Properties for a potential superior transaction when the timing is right.

In summary, it appears that (1) the management agreement RFP process was flawed and poorly run, (2) the Marriott Agreement was poorly negotiated, (3) the prospects for a successful four hotel REIT Owner are dim, and (4) the status quo with improved efficiency is a better option.  The Marriott Agreement is so onerous to the REIT Owner, that it is in the best long term interest of the stockholders to reject the Proposed Transaction.

While there may not be an alternative transaction for Gaylord at the present time, we believe that Gaylord and its stockholders are better off maintaining the status quo and, accordingly, preserving options for a future value-creating transaction when market conditions and timing are more favorable.  This proposed REIT conversion and burdensome management agreement eliminate any such future options for up to 65 years.  There are significant cost reductions and value creation that could be achieved by simply operating more efficiently and pursuing less capital intensive growth strategies that capitalize on Gaylord’s operational expertise and brand.

We intend to vote our shares against the Proposed Transaction and we urge you, our fellow stockholders, to do likewise.

Sincerely,

/s/ James D. Caldwell
James D. Caldwell
President

About TRT Holdings

TRT is a privately-owned, diversified holding company located in Irving, Texas. Assets include the luxury hotel brand, Omni Hotels, Gold’s Gym International, Tana Exploration and numerous investments in public companies and various real estate ventures.

IMPORTANT INFORMATION

TRT AND ROBERT B. ROWLING (TOGETHER, THE “PARTICIPANTS”) INTEND TO FILE A DEFINITIVE PROXY STATEMENT AND OTHER SOLICITING MATERIALS WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) IN CONNECTION WITH THE PARTICIPANTS’ OPPOSITION TO THE COMPANY’S PREVIOUSLY ANNOUNCED PROPOSED TRANSACTION WITH MARRIOTT AND SUBSEQUENT REIT CONVERSION AT THE PROPOSED SPECIAL MEETING OF STOCKHOLDERS OF THE COMPANY.  STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER SOLICITING MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  THE DEFINITIVE PROXY STATEMENT AND OTHER SOLICITING MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, THE PARTICIPANTS WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT AND OTHER SOLICITING MATERIALS WITHOUT CHARGE UPON REQUEST.  REQUESTS FOR COPIES SHOULD BE DIRECTED IN WRITING TO TRT, ATTENTION SENIOR VICE PRESIDENT — REAL ESTATE AND GENERAL COUNSEL, AT TRT HOLDINGS, INC., 600 EAST LAS COLINAS BLVD., SUITE 1900, IRVING, TX 75039.

INFORMATION RELATING TO THE PARTICIPANTS IN THIS PROXY SOLICITATION IS PROVIDED IN A SCHEDULE 13D THAT WAS FILED BY THE PARTICIPANTS WITH THE SEC ON JULY 21, 2008 WITH RESPECT TO THE COMPANY, AS AMENDED BY AMENDMENT NO. 1 FILED WITH THE SEC ON JANUARY 15, 2009, AMENDMENT NO. 2 FILED WITH THE SEC ON JANUARY 23, 2009, AMENDMENT NO. 3 FILED WITH THE SEC ON JANUARY 28, 2009, AMENDMENT NO. 4 FILED WITH THE SEC ON MARCH 11, 2009, AMENDMENT NO. 5 FILED WITH THE SEC ON DECEMBER 12, 2009, AMENDMENT NO. 6 FILED WITH THE SEC ON AUGUST 12, 2011, AMENDMENT NO. 7 FILED WITH THE SEC ON JANUARY 17, 2011, AND AMENDMENT NO. 8 FILED WITH THE SEC ON JULY 17, 2012.  THIS INFORMATION IS AVAILABLE AT NO CHARGE AT THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV.

Forward-Looking Statements

Some of the statements contained in this Open Letter include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended.  Forward-looking statements can be identified by the use of words such as “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect” or other similar expressions.  Forward-looking statements involve substantial risks and uncertainties that could cause actual results to differ materially from those in such statements, including, but not limited to, those risks and uncertainties set forth in Item 1A- Risk Factors of the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.  Additionally, while these forward-looking statements were prepared based on the best information available to TRT, they were not prepared with the benefit of complete access to the Company’s books and records, and the accuracy and completeness of financial and other information obtained from publicly available sources and used in preparing these forward-looking statements has not been independently verified.  Accordingly, you should not unduly rely on forward-looking statements as a prediction of actual results.  TRT assumes no obligation or duty to update any forward-looking statements in this Open Letter or any other soliciting materials.